                             [PENNZOIL LETTERHEAD]



FOR IMMEDIATE RELEASE


Contacts:
Robert Harper                                   Joele Frank/Jeff Kimball
Corporate Communications                        Abernathy MacGregor Group
713/546-8536                                    212/371-5999


          PENNZOIL SUES SMITH BARNEY FOR IMPROPERLY USING CONFIDENTIAL
              PENNZOIL INFORMATION IN ITS ADVISORY CAPACITY TO UPR

Houston, TX, September 22, 1997 -- Pennzoil Company (NYSE: PZL) today filed suit in the District Court of Dallas County, Texas asking the Court to disqualify Smith Barney, Inc. as a financial advisor to Union Pacific Resources (NYSE: UPR) (UPR).

In connection with litigation related to UPR's hostile tender offer, Pennzoil and UPR entered into a contractual stipulation governing the production of highly confidential documents. Among other things, the stipulation provided that the confidential information be used "solely in connection with the Litigations," and would not be used "for the purpose of providing financial advice to any party . . ." The lawsuit alleges that, in clear violation of the contractual stipulation and the standards of ordinary practice, Smith Barney wrongly used privileged Pennzoil documents to provide financial advice to UPR.

The lawsuit further alleges that "This type of information is, under ethical principles, the standards of ordinary practice among financial advisors and importantly by the express provision of the Stipulation, regarded as off-limits to financial advisors like Smith Barney in the context of corporate takeovers. Smith Barney has violated both industry norms and its specific contract obligations in receiving and using such confidential information while providing financial advice to UPR. Pennzoil has repeatedly asked Smith Barney to honor its obligations under the contract, but Smith Barney refuses to do so."

The court has set a hearing on Pennzoil's motion for expedited discovery on October 2, 1997, and Pennzoil's request for a temporary injunction on October 9, 1997.

Pennzoil Company explores for and produces crude oil and natural gas, manufactures and markets premium quality lubricants, including America's top selling motor oil, and is the parent company of Jiffy Lube International, the world's largest franchiser of fast oil change centers.

                                      ###